UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: December 8, 2016

SMARTFINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Tennessee	333-214802	62-1173944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Kingston Pike, Suite 600 Knoxville, Tennessee		37919
(Address of Principal Executive Offices)		(Zip Code)

(865) 437-5700
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

On December 8, 2016, SmartBank (the “Bank”), a wholly owned subsidiary of SmartFinancial, Inc., entered into a Purchase and Assumption Agreement with Atlantic Capital Bank, N.A. (“ACB”) that provides for the acquisition and assumption by the Bank of certain assets and liabilities associated with ACB’s branch office located at 3200 Keith Street NW, Cleveland, Tennessee 37312 (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, the Bank will assume approximately $33 million in customer deposits and will acquire approximately $32 million in loans and other assets affiliated with the Cleveland, Tennessee branch. The Bank will pay a purchase price in the amount of a deposit premium equal to 2.0% of a 10-day average balance of assumed deposits plus the aggregate net value of the loans, real property, and other assets to be acquired in connection with the branch.

The transaction is expected to close in the first quarter of 2017, subject to regulatory approval and other customary closing conditions. On December 9, 2016, SmartFinancial, Inc. and Atlantic Capital Bancshares, Inc. issued a joint press release announcing the execution of the Purchase Agreement, which is attached hereto as Exhibit 99.1.

Item 9.01        Financial Statements and Exhibits.

Exhibit No.        Description

99.1	Press Release dated December 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTFINANCIAL, INC.

Date: December 14, 2016
/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President & Chief Executive Officer